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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

              CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

    Date of Report (Date of earliest event reported):  December 14, 1999


                                  COAST BANCORP
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             (Exact name of registrant as specified in its charter)

          CALIFORNIA                  0-28938              77-0401327
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(State or other jurisdiction of      Commission         (I.R.S. Employer
  incorporation or organization)    File Number        Identification No.)

         740 FRONT STREET, SANTA CRUZ, CALIFORNIA              95060
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        (Address of principal executive offices)            (Zip code)

       Registrant's telephone number, including area code: (831) 458-4500
                                                           ---------------
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ITEM 5.  OTHER EVENTS.

         Coast Bancorp ("Coast") has entered into an Agreement and Plan of Reorganization with Greater Bay Bancorp ("GBB") dated as of December 14, 1999 (the "Agreement"). Pursuant to the Agreement, Coast will be merged into GBB pursuant to a tax-free exchange of shares whereby Coast shareholders will receive GBB common stock (the "Merger"). Upon consummation of the Merger, Coast Commercial Bank, a wholly-owned subsidiary of Coast, will be operated as a wholly-owned subsidiary of GBB.

         The Agreement has been approved by the Boards of Directors of both companies, is subject to conditions usual and customary for merger transactions of this type, including approval by Coast's and GBB's shareholders, approval by bank regulatory authorities, declaration as effective of a registration statement to be filed by GBB with respect to the shares of GBB common stock to be issued in connection with the Merger and satisfaction of certain other terms and conditions. A copy of the Agreement is attached hereto as Exhibit 2 and incorporated herein by reference.

         In the Merger, Coast shareholders will receive GBB common stock valued at approximately $125,000,000, based on an exchange ratio of 0.675 shares of GBB common stock for each outstanding share of Coast common stock. As provided in the Agreement, the exchange ratio is subject to certain adjustments, based on changes in the market price of GBB common stock.

ITEM 7.   FINANCIAL STATEMENTS AND EXHIBITS

(c) EXHIBITS

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

Exhibit No.
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
(2)          Agreement and Plan of Reorganization
(10.1)       Stock Option Agreement
(99)         Press Release

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                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

DATED: December 17, 1999               COAST BANCORP


                                      BY:  /s/ Harvey J. Nickelson
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                                           Harvey J. Nickelson
                                           President & Chief Executive Officer